EXHIBIT 10.2

GAIN CAPITAL HOLDINGS, INC.
2015 OMNIBUS INCENTIVE COMPENSATION PLAN RESTRICTED STOCK UNIT AGREEMENT

This RESTRICTED STOCK UNIT AGREEMENT and any appendix thereto (collectively, the "Agreement"), dated as of [DATE] (the "Date of Grant"), is delivered by GAIN Capital Holdings, Inc. (the "Company") to _________________ (the "Grantee").

RECITALS
A.The GAIN Capital Holdings, Inc. 2015 Omnibus Incentive Compensation Plan (the "Plan") provides for the grant of awards in the form of stock units with respect to shares of common stock of the Company ("Company Stock"). A copy of the Plan is available on the Company's intranet site at http://intranet/default.aspx.
B.The Board of Directors of the Company (the "Board") has appointed the Compensation Committee of the Board (the "Committee") to administer the Plan. Pursuant to such authority, the Committee has decided to make a restricted stock unit grant under the Plan as an inducement for the Grantee to promote the best interests of the Company and its stockholders. Unless otherwise indicated, all references in this Agreement to the "Board" shall be deemed to refer to the Committee acting in its appointed or delegated role with respect to administration of the Plan.
NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:
1.Grant of Restricted Stock Units.
Subject to the terms and conditions set forth in this Agreement and the Plan, the Company hereby grants the Grantee    stock units, subject to the restrictions set forth below and in the Plan (the "Restricted Stock Units").

2.	Restricted Stock Unit Account.
Restricted Stock Units represent hypothetical shares of Company Stock, and not actual shares of Company Stock. Each Restricted Stock Unit is equivalent in value to one share of Company Stock and shall represent the Company's commitment to issue one share of Company Stock at a future date, subject to the terms of the Agreement and the Plan. The Company shall establish and maintain a bookkeeping account on its records, and shall record in such account the number of Restricted Stock Units granted to the Grantee. No shares of Company Stock shall be issued to the Grantee at the time the Restricted Stock Units are granted, and the Grantee shall not be, nor have any of the rights or privileges of, a stockholder of the Company with respect to any Restricted Stock Units recorded in the account. The Grantee shall not have the right to receive any dividends or other distributions with respect to Restricted Stock Units. The Grantee shall not have any interest in any fund or specific assets of the Company by reason of the grant of Restricted Stock Units or the Restricted Stock Unit account established for the Grantee.

3.	Vesting of Restricted Stock Units.
(a)    The Restricted Stock Units shall vest according to the following schedule, if the Grantee continues to be employed by, or provide service to, the Company or any of its subsidiaries from the Date of Grant until the applicable vesting date:

Date	Restricted Stock Units Vesting
First Anniversary of Date of Grant	1/3
Second Anniversary of Date of Grant	1/3
Third Anniversary of Date of Grant	1/3
The vesting of the Restricted Stock Units shall be cumulative, but shall not exceed 100% of the Restricted Stock Units. If the foregoing schedule would produce fractional Units, the number of Restricted Stock Units that become vested shall be rounded to the nearest whole Unit.
Without limiting the generality of Section 6 below, if, in connection with a Change of Control, the Board determines that the Restricted Stock Units will be assumed or replaced by a successor and the Grantee's employment or service with the Company or any of its subsidiaries is subsequently terminated coincident with or anytime following a Change of Control (as defined below) (i) by the Grantee for Good Reason (as defined below), (ii) by the Company or its successor other than for Cause (as defined below), or (iii) by death or Disability (as defined below), the Restricted Stock Units, to the extent that they have not yet become fully vested as of the date of such employment or service termination will immediately become 100% vested. As used herein, "Good Reason" means that, without the Grantee's consent, any of the following has occurred: (i) a material diminution in the Grantee's authority, duties, responsibilities or job title; (ii) a diminution in the Grantee's base salary; provided, however, that a diminution in total target compensation opportunity (including a diminution in target incentive compensation or a diminution in annual equity grants, in each case as compared to the corresponding amounts for the fiscal year that immediately precedes the fiscal year in which an event of Good Reason has occurred, as set forth in a notice to the chief executive officer of the Company pursuant to an employment agreement then in effect between the Company or its successor and the Grantee, shall also constitute “Good Reason”; (iii) a relocation of the Company’s principal offices in Bedminster, New Jersey or of the Grantee’s principal office (if different), to a location that is not within the New York metropolitan area; or (iv) any action or inaction by the Company or its successor that constitutes a material breach by the Company or its successor of its obligations under an employment agreement then in effect between the Company or its successor and the Grantee.
As used herein, “Change of Control” has the meaning attributed to it in Section 6 below.

As used herein, a “Disability” means the incapacity of the Grantee, on more than 75% of the standard business days (Monday through Friday) over any six (6) month period, due to injury, illness, disease, or bodily or mental infirmity, to engage in the performance of all of the essential functions of the Grantee’s position, in spite of any reasonable accommodation.

As used herein, “Cause” means any of the following, as determined by the Board: (i) the Grantee’s material breach of an employment agreement then in effect between the Company or its successor and the Grantee; (ii) the Grantee’s gross negligence (other than as a result of disability or occurring after the Grantee’s provision of notice in connection with a resignation for Good Reason) or willful misconduct in carrying out his duties hereunder, resulting in harm to the Company; (iii) the Grantee’s material breach of any of his fiduciary obligations as an officer of the Company; (iv) any conviction by a court of law of, or entry of a pleading of guilty or nolo contendere by the Grantee with respect to, a felony or any other crime for which fraud or dishonesty is a material element, excluding traffic violations; (v) the Grantee willfully or recklessly engages in conduct which either is materially injurious to the Company, monetarily or otherwise.

For purposes of determining Cause, no act or omission by the Grantee shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that the Grantee’s action or omission was in the best interests of the Company. Any act or failure to act based upon: (a) authority given pursuant to a resolution duly adopted by the Board, or (b) advice of counsel for the Company, shall be conclusively presumed to be done or omitted to be done by the Grantee in good faith and in the best interests of the Company. In addition, as to items (i)-
(iii) above, if the action or inaction in question is susceptible of a cure, then no finding of Cause shall occur prior to written notice to the Grantee setting forth in reasonable detail the action or inaction at issue, and the Grantee’s failure to cure such condition following a cure period of no less than fifteen (15) days.

(c) If, other than in connection with a Change of Control, the Grantee’s employment or service with the Employer is terminated (i) by the Grantee for Good Reason, (ii) by the Company or its successor other than for Cause, or (iii) by death or Disability, notwithstanding any provision to the contrary in this Agreement or the Plan (or a successor plan), all shares of Company Stock subject to the Restricted Stock Units that vest solely on the Grantee’s continued employment or service with the Company for a specified period of time held by the Grantee at the time of his termination date shall become vested on the Grantee’s termination date.
(d) After the Restricted Stock Units vest in accordance with subsection (a), (b) or (c) above, the Grantee shall receive payment in settlement of such vested Restricted Stock Units, as described in Section 5 below.

4.	Termination of Restricted Stock Units.
(a)    Except as provided herein (including, without limitation, Section 3 hereof), in the Plan or in the employment agreement then in effect between the Company or its successor and the Grantee, if the Grantee ceases to be employed by, or provide service to, the Company or any of its subsidiaries for any reason before the Restricted Stock Units become vested, any Restricted Stock Units that have not yet vested shall automatically terminate and shall be forfeited as of the date on which the Grantee ceases to be employed by, or provide service to, the Company or the Grantee’s employer. For the avoidance of doubt, except as provided herein, in the Plan or in the employment agreement then in effect between the Company or its successor and the Grantee, in the event of termination of the Grantee’s employment or service (whether or not in breach of local labor laws and whether or not later found to be invalid), the Grantee’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate effective as of the date that the Grantee is no longer employed by, or providing service to, the Company or the Grantee’s employer and will not be extended by any notice period mandated under local law (e.g., employment or service would not include a period of “garden leave” or similar period pursuant to local law); the Board shall have the exclusive discretion to determine when the Grantee is no longer employed or providing service for purposes of the Restricted Stock Units grant.
(b)    No payment shall be made with respect to any unvested Restricted Stock Units that are forfeited as described in this Section 4.

5.	Settlement of Restricted Stock Units.
(a)    The Grantee shall receive payment, subject to satisfaction of the Grantee's tax withholding obligations as described below, with respect to such vested Restricted Stock Units in the form of shares of Company Stock on the date that the Restricted Stock Units become vested and nonforfeitable. However, if a scheduled issuance date falls on a Saturday, Sunday or U.S. federal holiday, such issuance date shall instead fall on the next following day that the principal executive offices of the Company are open for business. The Grantee is not required to make any monetary payment (other than applicable tax withholding, if required) as a condition to settlement and payment of the Restricted Stock Units. The Company will issue to the Grantee, in settlement of the Grantee's vested Restricted Stock Units and subject to the provisions of subsection 5(b) below, the number of whole shares of Company Stock that equals the number of whole Restricted Stock Units that become vested, and such vested Restricted Stock Units will terminate and cease to be outstanding upon such issuance of the shares of Company Stock. Upon issuance of such shares, the Company will determine the form of delivery (e.g., a stock certificate or electronic entry evidencing such shares) and may deliver such shares of Company Stock on the Grantee's behalf electronically to the Company's designated stock plan administrator or such other broker-dealer as the Company may choose at its sole discretion, within reason.
(b)    All obligations of the Company under this Agreement shall be subject to the rights of the Company or the Grantee’s employer as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable. Regardless of any action the Company or the Grantee’s employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or the Grantee’s employer. The Grantee further acknowledges that the Company and/or the Grantee’s employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the issuance of shares of Company Stock upon settlement of the Restricted Stock Units, the subsequent sale of shares of Company Stock acquired pursuant to such issuance and the receipt of any dividends and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee has become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, the Grantee acknowledges that the Company and/or the Grantee’s employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, the Grantee will pay or make adequate arrangements satisfactory to the Company and/or the Grantee’s employer to satisfy all Tax-Related Items. In this regard, the Grantee authorizes the Company and/or the Grantee’s employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:
(i) withholding from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Grantee’s employer; or (ii) withholding from proceeds of the sale of shares of Company Stock acquired upon vesting of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization); or (iii) withholding in shares of Company Stock to be issued upon vesting of the Restricted Stock Units. If the Grantee is subject to the short-swing profit rules of Section 16(b) of the Securities Exchange Act of 1934 and the Company elects to satisfy the obligations by withholding in shares of Company Stock, the Grantee is advised to consult with his or her personal legal, tax, or financial advisor.
To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in shares of Company Stock, for tax purposes, the Grantee is deemed to have been issued the full number of shares of Company Stock subject to the vested Restricted Stock Units, notwithstanding that a number of the shares of Company Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Grantee’s participation in the Plan.
Finally, the Grantee shall pay to the Company or the Grantee’s employer, as the case may be, any amount of Tax- Related Items that the Company or the Grantee’s employer may be required to withhold or account for as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Company Stock or the proceeds of the sale of shares of Company Stock if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items.
(c)    Notwithstanding the foregoing, in the event that (i) the Grantee is subject to the Company's policy permitting employees to sell shares of Company Stock only during certain "window" periods, in effect from time to time or the Grantee is otherwise prohibited from selling shares of Company Stock in the public market and any shares of Company Stock covered by the Grantee's Restricted Stock Units are scheduled to be issued on a day (the "Original Distribution Date") that does not occur during an open "window period" applicable to the Grantee, as determined by the Company in accordance with such policy, or does not occur on a date when the Grantee is otherwise permitted to sell shares of Company Stock in the open market, and (ii) the Company elects not to satisfy its tax withholding obligations by withholding shares of Company Stock from the Grantee's distribution and such Tax-Related Items have not otherwise been satisfied in accordance with Section 5(b), then, at the Company’s election, such shares of Company Stock may not be issued and delivered on such Original Distribution Date and shall instead be issued and delivered on the first business day of the next occurring open "window period" applicable to the Grantee pursuant to such policy (regardless of whether the Grantee is still providing continuous services at such time) or the next business day when the Grantee is not prohibited from selling shares of Company Stock in the open market, but in no event later than the fifteenth day of the third calendar month of the calendar year following the calendar year in which the Original Distribution Date occurs. In all cases, the issuance and delivery of shares of Company Stock under this Agreement is intended to comply with U.S. Treas. Reg. § 1.409A-1(b)(4) and shall be construed and administered in such a manner. Notwithstanding anything in the Plan to the contrary, in no event shall the Board exercise its discretion to accelerate the payment or settlement of the Restricted Stock Units where such payment or settlement constitutes deferred compensation within the meaning of section 409A of the Code unless, and solely to the extent that, such accelerated payment or settlement is permissible under U.S. Treas. Reg. § 1.409A- 3(j)(4) or any successor provision.
(d)    The obligation of the Company to deliver Company Stock shall be subject to the condition that if at any time the Board shall determine in its discretion that the listing, registration or qualification of the shares of Company Stock upon any securities exchange or under any state, federal or foreign law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of shares of Company Stock, the shares of Company Stock may not be issued in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board. The issuance of shares of Company Stock to the Grantee pursuant to this Agreement is subject to any applicable taxes and other laws or regulations of the United States or of any state or U.S. or foreign government having jurisdiction thereof.
6.Change of Control. The provisions of the Plan applicable to a Change of Control shall apply to the Restricted Stock Units, and, in the event of a Change of Control, the Board may take such actions as it deems appropriate pursuant to the Plan.
Notwithstanding anything in this Agreement, the Plan or otherwise to the contrary, including in any employment agreement between the Company and the Grantee, a “Change of Control” shall mean a (I) Change in Ownership of the Company, (II) Change in Effective Control of the Company, or (III) Change in the Ownership of Assets of the Company, in the case of each of clauses (I), (II) or (III), as described herein and construed in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and Treasury guidance issued thereunder (the “Code”), or (IV) a liquidation or dissolution of the Company; except that no Change of Control shall be deemed to occur as a result of a change of ownership resulting from the death of a stockholder or a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote).

(I)A “Change in Ownership of the Company” shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire, ownership of the capital stock of the Company that, together with the stock held by such Person or Group, constitutes more than 50% of the total fair market value or total voting power of the capital stock of the Company. However, if any one Person is, or Persons Acting as a Group are, considered to own more than 50% of the total fair market value or total voting power of the capital stock of the Company, the acquisition of additional stock by the same Person or Persons Acting as a Group is not considered to cause a Change in Ownership of the Company or to cause a Change in Effective Control of the Company (as described below). An increase in the percentage of capital stock owned by any one Person, or Persons Acting as a Group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock.

(II)A “Change in Effective Control of the Company” shall occur if, in any 12-month period, (i) a Person, or Persons Acting as a Group, acquires ownership of capital stock of the Company possessing 30% or more of the total voting power of the capital stock of the Company or (ii) a majority of members of the Board are not Continuing Directors. “Continuing Directors” means, as of any date of determination, any member of the Board who (a) was a member of the Board on the Date of Grant or (b) was nominated for election, elected or appointed to the Board with the approval of a majority of the Continuing Directors who were members of the Board at the time of such nomination, election or appointment (either by a specific vote or approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

(III)A “Change in the Ownership of Assets of the Company” shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire (or has or have acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons), assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

The following rules of construction apply in interpreting the definition of Change of Control:

(A)A “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than employee benefit plans sponsored or maintained by the Company and by entities controlled by the Company or an underwriter of the capital stock of the Company in a registered public offering.

(B)Persons will be considered to be “Persons Acting as a Group” (or “Group”) if (i) they are considered to be acting as a group within the meaning of Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder or (ii) they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a Person owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a Group with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons will not be considered to be acting as a Group solely because they purchase assets of the same corporation at the same time or purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

(C)	For purposes of the definition of Change of Control, “fair market value” shall be determined by the Board.

(D)A Change of Control shall not include a transfer to a related person as described in Code Section 409A or a public offering of capital stock of the Company.

(E)	For purposes of the definition of Change of Control, Code Section 318(a) applies to determine stock ownership. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Treas. Reg. § 1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option.
7.Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant and payment of the Restricted Stock Units are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Board in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification or listing of the shares of Company Stock issued under the Plan, (c) changes in capitalization of the Company and (d) other requirements of applicable law. The Board shall have the authority to interpret and construe the Restricted Stock Units pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.
8.No Employment or Other Rights. The grant of the Restricted Stock Units shall not confer upon the Grantee any right to be retained by or in the employ or service of the Company or any of its subsidiaries and shall not interfere in any way with the right of the Grantee’s employer to terminate the Grantee's employment or service relationship (if any) at any time. The right of the Company or the Grantee’s employer to terminate at will the Grantee's employment or service at any time for any reason is specifically reserved, subject to the terms of any employment agreement then in effect between the Company or its successor and the Grantee.
9.No Stockholder Rights. Neither the Grantee, nor any person entitled to receive payment in the event of the Grantee's death, shall have any of the rights and privileges of a stockholder with respect to shares of Company Stock, until certificates for shares of Company Stock have been issued upon payment of Restricted Stock Units, if applicable.
10.Assignment and Transfers. The rights and interests of the Grantee under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Grantee, by will or by the laws of descent and distribution. In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Restricted Stock Units or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Restricted Stock Units by notice to the Grantee, and the Restricted Stock Units and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company's parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Grantee's consent.

11.Applicable Law. The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof. For purposes of litigating any dispute that arises under this grant or the Agreement, the parties hereby submit to and consent to the jurisdiction of the State of New Jersey, agree that such litigation shall be conducted in the courts of Somerset County, New Jersey, or the federal courts for the United States for the District of New Jersey, where this grant is made and/or to be performed.

12.Section 409A of the Code. This Agreement and the Restricted Stock Units granted hereunder are intended to fit within the "short-term deferral" exemption from section 409A of the Code as set forth in U.S. Treas. Reg. § 1.409A- 1(b)(4). In administering this Agreement, the Company shall interpret this Agreement in a manner consistent with such exemption. Notwithstanding any provision in this Agreement to the contrary, if at the time of the payment the Company has securities which are publicly-traded on an established securities market and the Grantee is a "specified employee" (as defined in section 409A of the Code) and it is necessary to postpone the commencement of any payments otherwise payable under this Agreement to prevent any accelerated or additional tax under section 409A of the Code, then the Company will postpone the payment until 10 days after the end of the six-month period following the original payment date. If the Grantee dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Grantee's estate within 60 days after the date of the Grantee's death. The determination of who is a specified employee, including the number and identity of persons considered specified employees and the identification date, shall be made by such Board or its delegate in accordance with the provisions of sections 416(i) and 409A of the Code. To the extent that any provision of the Plan would cause a conflict with the requirements of section 409A of the Code, or would cause the administration of the Plan to fail to satisfy the requirements of section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law. In no event shall the Grantee, directly or indirectly, designate the calendar year of payment. This Agreement may be amended without the consent of the Grantee in any respect deemed by the Board to be necessary in order to preserve compliance with section 409A of the Code.
13.Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the General Counsel at 135 Route 202/206, Suite 11, Bedminster, New Jersey 07921, U.S.A., and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Company, or to such other address as the Grantee may designate to the Company in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service or with such other delivery service that is reasonably anticipated to ensure delivery from outside the United States.
14.The Company's Rights. The existence of the Restricted Stock Units shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Company Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company's assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
15.Amendment. This Agreement may be amended from time to time by the Board in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on the Restricted Stock Units as determined in the discretion of the Board, except as provided in the Plan or in a written document signed by the Grantee and the Company.
16.Electronic Delivery of Documents. By executing the acceptance of this Agreement, the Grantee (i) consents to the electronic delivery of this Agreement, all information with respect to the Plan and the Restricted Stock Units, and any reports of the Company provided generally to the Company's stockholders; (ii) acknowledges that the Grantee may receive from the Company a paper copy of any documents delivered electronically at no cost to the Grantee by contacting the Company by telephone or in writing; (iii) further acknowledges that the Grantee may revoke his or her consent to the electronic delivery of documents at any time by notifying the Company of such revoked consent by telephone, postal service or electronic mail; and (iv) further acknowledges that the Grantee understands that he or she is not required to consent to electronic delivery of documents.

17. Da ta Priva cy . The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this Agreement and any other Restricted Stock Unit grant materials by and among, as applicable, the Grantee’s employer, the Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.

The Grantee understands that the Company and the Grantee’s employer may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, employee number, employment status, date of birth, social security number or other identification number, salary, nationality, job title, any shares of Company Stock or directorships held, details of all Restricted Stock Units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

The Grantee understands that Data will be transferred to Morgan Stanley Smith Barney or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Grantee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Grantee authorizes the Company, Morgan Stanley Smith Barney and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. The Grantee understands, however, that refusing or withdrawing his or her consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that he or she may contact his or her local human resources representative.
18.No Future Entitlement. By executing the acceptance of this Agreement, the Grantee acknowledges and agrees that: (i) the grant of the Restricted Stock Units is a one-time benefit which does not create any contractual or other right to receive future grants of Restricted Stock Units, or compensation in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted repeatedly in the past; (ii) all determinations with respect to any such future grants, including, but not limited to, the times when Restricted Stock Units shall be granted or shall become vested, the maximum number of shares of Company Stock subject to each grant of Restricted Stock Units, and the purchase price, if any, will be at the sole discretion of the Board; (iii) the Restricted Stock Units and the shares of Company Stock subject to the Restricted Stock Units are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or the Grantee’s employer and are outside the scope of the Grantee's employment or service contract, if any; (iv) the Restricted Stock Units and shares of Company Stock subject to the Restricted Stock Units are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any termination, severance, resignation, redundancy, dismissal, end of service payments or similar payments, or bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered compensation for, or relating in any way to, past services for the Company, the Grantee’s employer, or any subsidiary or affiliate of the Company; (v) no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from termination of the Grantee’s employment or service by the Company or the Grantee’s employer (for any reason whatsoever and whether or not in breach of local labor laws), and in consideration of the grant of the Restricted Stock Units to which the Grantee is otherwise not entitled, the Grantee irrevocably agrees never to institute any claim against the Company or the Grantee’s employer, waives his or her ability, if any, to bring any such claim, and releases the Company and the Grantee’s employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Grantee shall be deemed irrevocably to have agreed not to pursue such claim and to execute any and all documents necessary to request dismissal or withdrawal of such claims; (vi) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time; (vii) the Grantee is voluntarily participating in the Plan; (viii) the Restricted Stock Units and the shares of Company Stock subject to the Restricted Stock Units are not intended to replace any pension rights or compensation; (ix) the Restricted Stock Units grant and the Grantee’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company or any subsidiary of the Company; and (x) the future value of the underlying shares of Company Stock is unknown and cannot be predicted with certainty.
19.No Advice Regarding Grant. The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan or the Grantee’s acquisition or sale of the underlying shares of Company Stock. The Grantee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
20.Language. If the Grantee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

21.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
22.Appendix. Notwithstanding any provisions in this Agreement, the Restricted Stock Units grant shall be subject to any special terms and conditions set forth in any Appendix to this Agreement for the Grantee’s country. Moreover, if the Grantee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.
23.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Grantee’s participation in the Plan, on the Restricted Stock Units and on any shares of Company Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Grantee to execute any additional agreements or undertakings that may be necessary to accomplish the foregoing.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Restricted Stock Unit Agreement as of the Date of Grant.

GAIN CAPITAL HOLDINGS, INC.

By:

By electronically acknowledging acceptance of this Agreement, the Grantee agrees to be bound by the terms of the Plan and this Agreement. The Grantee hereby agrees that all decisions and determinations of the Company with respect to the Restricted Stock Units, whether by the Board, the Committee, or the Chief Executive Officer of the Company, shall be final and binding.

Section 16 CEO TRSU